WEAVER & MARTIN

April 2, 2010

United States Securities and Exchange Commission
450 Fifth Street, N. W.
Washington D.C. 20549

Re: STW Resources Holding Corp. (f/k/a Woozyfly, Inc.)(the "Company")

Dear Sirs/Madams:

The undersigned Weaver & Martin LLC previously acted as independent accountants to audit the financial statements of the Company. We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read the Company's statements included under Item 4.01 of its Form 8-K and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

Weaver & Martin, LLC

Weaver & Martin LLC

Certified Public Accountants & Consultants
411 Valentine, Suite 300
Kansas City, Missouri 64111
Phone: (816) 756-5525
Fax: (816) 756-2252